Exhibit 99.2

INTELSAT, LTD.

SUPPLEMENTAL REGULATION FD DISCLOSURE STATEMENT

DATED JANUARY 8, 2007

In this disclosure statement, unless otherwise indicated or the context otherwise requires, all references to (1) the terms “we,” “us,” “our” and “the company” refer to Intelsat, Ltd. and its currently existing subsidiaries on a consolidated basis after giving effect to the Transactions (as defined below) (2) the term “Prior Intelsat” refers to Intelsat, Ltd. and its subsidiaries on a consolidated basis prior to giving effect to the Transactions, (3) the term “Intelsat Bermuda” refers to Intelsat (Bermuda), Ltd., Intelsat, Ltd.’s direct wholly owned subsidiary, (4) the term “Intermediate Holdco” refers to Intelsat Intermediate Holding Company, Ltd., Intelsat Bermuda’s direct wholly owned subsidiary, (5) the term “Intelsat Sub Holdco” refers to Intelsat Subsidiary Holding Company, Ltd., Intermediate Holdco’s direct wholly owned subsidiary, (6) the term “Intelsat Holdings” refers to our parent, Intelsat Holdings, Ltd., (7) the term “PanAmSat Holdco” refers to Intelsat Holding Corporation, formerly known as PanAmSat Holding Corporation, (8) the term “PanAmSat Opco” refers to Intelsat Corporation, formerly known as PanAmSat Corporation, (9) the term “PanAmSat” refers to PanAmSat Holdco and its subsidiaries on a consolidated basis and (10) the term “PanAmSat Acquisition Transactions” refers to our acquisition of PanAmSat and the related transactions discussed below under “The Transactions—The PanAmSat Acquisition Transactions.” We refer to our purchase of the North American satellites and related customer contracts and other assets from Loral Space & Communications Corporation and certain of its affiliates in March 2004 as the Intelsat Americas Transaction.

On January 28, 2005 Intelsat, Ltd. was acquired by Intelsat Holdings as part of a series of transactions referred to as the Acquisition Transactions. In connection with the Acquisition Transactions, on January 28, 2005 Intelsat Bermuda established a new $300 million revolving credit facility and a new $350 million term loan facility, referred to together as the senior secured credit facilities, and issued $1 billion of floating rate senior notes due 2012, $875 million of 8 1/4% senior notes due 2013 and $675 million of 8 5/8% senior notes due 2015, referred to collectively as the acquisition finance notes.

Following the Acquisition Transactions, Intelsat, Ltd. formed a new wholly owned subsidiary, Zeus Special Subsidiary Limited, and Intelsat Bermuda formed a new wholly owned subsidiary, Intelsat Sub Holdco. On February 11, 2005, Zeus Special Subsidiary Limited issued $478.7 million aggregate principal amount at maturity of 9 1/4% senior discount notes due 2015, referred to as the discount notes, with Intelsat, Ltd. as co-obligor. Following the issuance of the discount notes, on March 3, 2005, Intelsat Bermuda transferred substantially all of its assets to Intelsat Sub Holdco and Intelsat Sub Holdco assumed substantially all of the then-existing liabilities of Intelsat Bermuda, including the acquisition finance notes. Intelsat Bermuda also became a guarantor of the senior secured credit facilities and the acquisition finance notes. Zeus Special Subsidiary Limited amalgamated with Intelsat Bermuda, and Intelsat Bermuda became an obligor of the discount notes. These transactions that followed the Acquisition Transactions are collectively referred to as the Transfer Transactions.

Intelsat (Bermuda), Ltd. is owned 100% by Intelsat, Ltd., which is 100% owned by Intelsat Holdings, Ltd. As of December 31, 2006, approximately 95.8% of Intelsat Holdings’ common equity was owned by the Investors. Investors include funds advised by or associated with Apax Partners Worldwide LLP and Apax Partners, L.P., referred to jointly as Apax Partners, Apollo Management V, L.P., referred to as Apollo, MDP Global Investors Limited, referred to as MDP Global, and Permira Advisers LLC, referred to as Permira. Each of Apax Partners, Apollo, MDP Global and Permira is referred to as a Sponsor and the funds advised by or associated with each Sponsor are referred to as an Investor group. The Investor groups collectively are referred to as the Investors.

The Refinancings

Intelsat Bermuda has commenced an offering of $600 million of senior notes due 2015, referred to as the notes. We will use the net proceeds of the offering of the notes, together with cash on hand, to repay Intelsat Bermuda’s outstanding $600.0 million senior unsecured credit facility, referred to as the Senior Unsecured Bridge Loan, and to pay related fees and expenses. In addition, on January 3, 2007, Intelsat Sub Holdco notified holders of its $1.0 billion Floating Rate Senior Notes due 2012 that it intends to redeem all such notes on February 2, 2007. To fund this redemption, Intelsat Bermuda expects to borrow a $1.0 billion term loan due 2014 pursuant to a new unsecured credit agreement, referred to as the New Intelsat Bermuda Unsecured Credit Agreement. The proceeds of the borrowing thereunder will be contributed to Intermediate Holdco, and Intermediate Holdco will contribute the proceeds to Intelsat Sub Holdco, which will use the proceeds, together with cash on hand, to redeem its outstanding $1.0 billion Floating Rate Senior Notes due 2012 and pay the related premium, fees and expenses. Such redemption is conditioned on the execution of, and the term loan borrowing under, the New Intelsat Bermuda Unsecured Credit Agreement. The issuance of the notes, the borrowing under the New Intelsat Bermuda Unsecured Credit Agreement and the related repayment of Intelsat Bermuda’s Senior Unsecured Bridge Loan and redemption of Intelsat Sub Holdco’s $1.0 billion Floating Rate Senior Notes due 2012 are referred to collectively as the Refinancings.

Borrowings under the New Intelsat Bermuda Unsecured Credit Agreement will bear interest at a rate equal to a LIBOR rate plus a margin to be determined and will be prepayable at any time without premium or penalty. With respect to a change in control or asset sales, the New Intelsat Bermuda Unsecured Credit Agreement will contain substantially the same prepayment provisions as Intelsat Bermuda’s 9 1/4% Senior Notes due 2016, referred to as the 2006 Guaranteed Notes. Borrowings under the New Intelsat Bermuda Unsecured Credit Agreement will be guaranteed by Intelsat, Ltd., Intelsat Sub Holdco and all of Intelsat Sub Holdco’s subsidiaries that guarantee the 2006 Guaranteed Notes. The New Intelsat Bermuda Unsecured Credit Agreement will contain substantially the same covenants and events of default as the 2006 Guaranteed Notes. The New Intelsat Bermuda Unsecured Credit Agreement will also contain certain affirmative covenants substantially similar to the senior secured credit facility of Intelsat Sub Holdco.

In addition to the Refinancings, we are seeking improved pricing with respect to the existing senior secured credit facilities of Intelsat Sub Holdco and PanAmSat Opco. There can be no assurance that we will be successful in reducing the interest rates applicable to all or any portion of these credit facilities.

The Transactions

The PanAmSat Acquisition Transactions

On August 28, 2005, Intelsat Bermuda entered into a Merger Agreement, referred to as the Merger Agreement, with PanAmSat Holdco and Proton Acquisition Corporation, a wholly owned subsidiary of Intelsat Bermuda referred to as Merger Sub. Pursuant to the Merger Agreement, Intelsat Bermuda acquired PanAmSat Holdco on July 3, 2006 for total cash consideration of approximately $3.2 billion, with the stockholders of PanAmSat Holdco receiving $25.00 per common share (plus approximately $0.00927 as the pro rata share of undeclared regular quarterly dividends). Merger Sub was newly formed for the purpose of consummating the PanAmSat Acquisition Transactions. As part of this transaction, approximately $3.2 billion in existing debt of PanAmSat Holdco and its subsidiaries was either refinanced or remained outstanding.

In connection with, and in order to effect, the transactions contemplated by the Merger Agreement and the related financing, the following transactions occurred:

•	Intelsat Bermuda created a new direct wholly owned subsidiary, Intermediate Holdco;

•	Intelsat Bermuda transferred substantially all its assets (other than the capital stock of Merger Sub) and liabilities (including Intelsat Bermuda’s 9 1/4% Senior Discount Notes due 2015, referred to as the discount notes) to Intermediate Holdco; and

•	Merger Sub merged with PanAmSat Holdco, with PanAmSat Holdco continuing as the surviving corporation and being a direct wholly owned subsidiary of Intelsat Bermuda. Upon completion of this merger, referred to as the Merger Transaction, PanAmSat Holdco’s equity holders immediately prior to the merger ceased to hold shares or other equity interests in PanAmSat Holdco.

In addition, on July 3, 2006, we incurred substantial debt to finance the acquisition of PanAmSat. The net proceeds of $260.0 million Floating Rate Senior Notes due 2013, $1.3 billion

11¼% Senior Notes due 2016 and $750.0 million 9¼% Senior Notes due 2016 issued by Intelsat Bermuda, referred to as the 2006 Intelsat Bermuda Notes, the net proceeds of the $575.0 million 9% Senior Notes due 2016 issued by PanAmSat Opco, referred to as the 2006 PanAmSat Opco Notes, a borrowing by Intelsat Bermuda under the $600.0 million Senior Unsecured Bridge Loan and available cash on hand of Intelsat Bermuda and PanAmSat Holdco and their respective subsidiaries were used to consummate the PanAmSat Acquisition Transactions and to pay related fees and expenses and to fund the purchase of PanAmSat Holdco’s 10 3/8% Senior Discount Notes due 2014 tendered in the tender offer, described below, plus related fees and expenses. In addition, in connection with the PanAmSat Acquisition Transactions, Intelsat Sub Holdco entered into new senior secured credit facilities and PanAmSat Opco amended and restated its senior secured credit facilities to change certain of the terms thereunder.

Consummation of the PanAmSat Acquisition Transactions resulted in a change of control under the indenture governing PanAmSat Opco’s currently outstanding 9% Senior Notes due 2014, giving the holders of those notes the right to require the issuer thereof to repurchase those notes at the price stated in the indenture therefor. On August 2, 2006, PanAmSat Opco commenced a tender offer, referred to as the Change of Control Offer, to purchase any and all of its outstanding $656.5 million aggregate principal amount of 9% Senior Notes due 2014 for cash. Upon consummation of the Change of Control Offer on September 29, 2006, approximately 0.03%, or $180,000 aggregate principal amount, of the outstanding 9% Senior Notes due 2014 were repurchased by PanAmSat Opco. The 9% Senior Notes due 2014 not tendered to PanAmSat Opco in the Change of Control Offer remain outstanding obligations of PanAmSat Opco.

In connection with and since the closing of the PanAmSat Acquisition Transactions, our parent, Intelsat Holdings, has entered into share-based compensation arrangements under its existing 2005 Share Incentive Plan with certain directors, officers and key employees of Intelsat, PanAmSat and their respective subsidiaries. In the aggregate, these arrangements outstanding as of December 31, 2006 provided for the issuance of approximately 3.9% of the outstanding voting equity of Intelsat Holdings.

The transactions described above, including the Merger Transaction, the funding transactions, these share-based compensation arrangements and the use of cash on hand, are referred to collectively herein as the PanAmSat Acquisition Transactions.

The Government Business Merger

Following consummation of the PanAmSat Acquisition Transactions, Intelsat General Corporation, a wholly-owned indirect subsidiary of Intelsat Sub Holdco and referred to as IGen, acquired G2 Satellite Solutions Corporation, a subsidiary of PanAmSat Opco and the government services business of PanAmSat, for cash consideration in the amount of $73 million by means of a merger in which G2 Satellite Solutions Corporation merged into IGen with IGen continuing as the surviving entity. We refer to this transaction as the Government Business Merger.

Other Intercompany Transactions

Following consummation of the PanAmSat Acquisition Transactions, substantially all of the employees of Intelsat Global Service Corporation were transferred to PanAmSat Opco pursuant to an employee transfer agreement and substantially all of the Intelsat entities and substantially all of the PanAmSat entities entered into a master intercompany services agreement pursuant to which certain PanAmSat entities and Intelsat entities provide services to each other. In each case, services are provided on terms that are not materially less favorable to each party than are available on an arms’ length basis and on terms that the board of directors of each of Intelsat Bermuda and PanAmSat Holdco determine to be fair. We refer to these transactions as the Other Intercompany Transactions.

The Tender Offer and Consent Solicitation

On May 30, 2006, PanAmSat Holdco commenced a tender offer, referred to as the Tender Offer, to purchase any and all of its outstanding $416.0 million aggregate principal amount at maturity 10 3/8% Senior Discount Notes due 2014, referred to as the 10 3/8% discount notes, for cash. Approximately 99.65% of the outstanding 10 3/8% discount notes were repurchased by PanAmSat Holdco upon completion of the Tender Offer, at the closing of PanAmSat Acquisition Transactions. The 10 3/8% discount notes not tendered to PanAmSat Holdco in the Tender Offer, or approximately $1.5 million aggregate principal amount, were repurchased by PanAmSat Holdco on August 29, 2006.

Intelsat Bermuda Intercompany Loan

Prior to and immediately after the consummation of the PanAmSat Acquisition Transactions, Intelsat Bermuda extended to PanAmSat Holdco several intercompany loans, referred to collectively as the Intelsat Bermuda Intercompany Loan, in an aggregate principal amount at the time of borrowing equal to approximately $1.3 billion, the proceeds of which were used by PanAmSat Holdco to fund a portion of the purchase price of the PanAmSat acquisition and to fund the purchase of the 10 3/8% discount notes tendered in the Tender Offer, plus related fees, referred to collectively as the Tender Amount.

The PanAmSat Acquisition Transactions, the Government Business Merger, the Other Intercompany Transactions, the Tender Offer and the Intelsat Bermuda Intercompany Loan are referred to collectively herein as the Transactions.

PanAmSat Acquisition Post-closing Transactions

Following the consummation of the PanAmSat Acquisition Transactions, we renamed PanAmSat Holdco and PanAmSat Opco as Intelsat Holding Corporation and Intelsat Corporation, respectively.

In addition, Intelsat Bermuda created a new direct wholly owned subsidiary organized in Gibraltar that owns all of the equity of a subsidiary organized in Luxembourg which owns all of the equity of a subsidiary organized in Poland, referred to as Intelsat Poland, which has registered a branch in Luxembourg, referred to as Intelsat Poland, Luxembourg Branch. Following the consummation of the PanAmSat Acquisition Transactions, Intelsat Bermuda effected the contribution of the Intelsat Bermuda Intercompany Loan to Intelsat Poland, Luxembourg Branch and, upon receipt of the necessary Federal Communications Commission, or FCC, and other regulatory approvals, Intelsat Bermuda effected the contribution of the stock of PanAmSat Holdco to Intelsat Poland, Luxembourg Branch, which became the parent of PanAmSat Holdco. Upon the consummation of these transactions, PanAmSat Holdco became an indirect subsidiary of Intelsat Bermuda.

Integration Plans

In the past three years, we have demonstrated an ability to successfully integrate the satellite operations of other businesses, such as our 2004 acquisition of the Intelsat Americas satellites. We have adopted a “one company” operating philosophy, and expect to fully integrate PanAmSat’s operations with ours. The goal of our integration plan for the acquisition of PanAmSat was to identify the best operational alternatives that allow us to maintain or increase customer service while also generating targeted levels of cost savings. We currently expect complete functional integration within the first 12 to 18 months following the closing of the PanAmSat Acquisition Transactions and have already begun achieving key integration milestones, such as the transfer of operational control of two prior PanAmSat satellites to the primary Intelsat control center in Washington, D.C.

Our integration process includes four primary thrusts: sales and marketing, staffing, operations and facilities. The sales and marketing organizations were integrated shortly after the closing of the PanAmSat Acquisition Transactions, with near-term objectives that include network optimization in order to increase marketable capacity. We expect total headcount to decrease from approximately 1,370 at the closing of the PanAmSat Acquisition Transactions to approximately 1,000 by mid-year 2008. Most facility closures and integration of back office functions are expected to be complete by mid-2007. We expect to conclude much of the satellite fleet and operations center integration in 2007, with the process fully complete by the end of 2008. After the integration process is completed, we expect to realize approximately $92 million in annual operating cost savings. Prior to the closing of the PanAmSat Acquisition Transactions, our network integration planning indicated that three satellites would not need to be replaced as we integrated our fleets, with expected savings of approximately $400 million over our previous combined capital expense plans during the period 2006 to 2011. We also believe that we can maintain and grow market share in each of our customer sectors through capitalizing on our market leading positions while simultaneously reducing costs and capital expenditures, thus yielding higher margins and greater free cash flow.

In order to achieve these expected annual savings, we believe it will be necessary to incur approximately $180 million in one-time expenditures, including $40 to $45 million in capital expense. Approximately $91 million of these costs are expected to relate to relocation, retention, severance and other costs projected to be incurred to achieve a fully integrated and reduced workforce. We believe approximately $53 million of these costs will be incurred to achieve the projected cost savings for satellite, communications and commercial operations, including the integration of satellite control facilities of both companies. Other projected transition costs are expected to include system integration costs, professional fees and costs associated with early termination of existing leases and other binding commitments. Approximately $35 million of the $180 million in integration costs was incurred by PanAmSat Holdco and its subsidiaries prior to the closing of the PanAmSat acquisition.

Summary Historical and Proforma Consolidated Financial Data

As a result of the Acquisition Transactions, Prior Intelsat’s financial results for 2005 have been separately presented in our consolidated financial statements for the “Predecessor Entity” for the period January 1, 2005 through January 31, 2005 and for the “Successor Entity” for the periods February 1, 2005 through September 30, 2005 and February 1, 2005 through December 31, 2005. We have combined the 2005 Predecessor Entity and Successor Entity periods into a combined period from January 1, 2005 through December 31, 2005 and a combined period from January 1, 2005 through September 30, 2005 in the summary historical and pro forma consolidated financial data below, as we believe this combination is more useful to explain our results of operations. This presentation is not in accordance with accounting principles generally accepted in the United States, referred to as U.S. GAAP, and it is provided to enhance the reader’s understanding of our results of operations for the period presented.

The summary historical consolidated statement of operations data and cash flow data for each of the years in the three-year period ended December 31, 2005 and the consolidated balance sheet data as of December 31, 2003, 2004 and 2005 have been derived from Prior Intelsat’s audited consolidated financial statements which have been prepared in accordance with U.S. GAAP. The consolidated statement of operations data and cash flow data for the nine months ended September 30, 2006 and the consolidated balance sheet data as of September 30, 2006 are derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full year or any future reporting period.

The summary unaudited condensed consolidated pro forma financial information for the twelve months ended September 30, 2006 has been derived from the unaudited pro forma consolidated financial information for the year ended December 31, 2005 and for the nine months ended September 30, 2005 and 2006 included in “Unaudited Pro Forma Condensed Consolidated Financial Information.” The unaudited pro forma consolidated statement of operations data has been adjusted to give effect to the Transactions and the Refinancings as if these events had occurred on January 1, 2005. The unaudited pro forma consolidated balance sheet data reflects our financial position as if the Refinancings had occurred as of September 30, 2006.

The summary unaudited pro forma consolidated financial data is for informational purposes only and does not purport to present what our results of operations and financial condition would have been had these transactions actually occurred as of the dates indicated, nor does it project our results of operations for any future period or our financial condition at any future date.

	Years ended December 31,			Nine Months Ended September 30,		Pro Forma Year Ended December 31, 2005	Pro Forma Twelve Months Ended September 30, 2006 (2)
	2003	2004	2005 (1)	2005 (1)	2006
	(dollars in thousands)
Consolidated Statement of Operations Data:
Revenue	$946,118	$1,043,906	$1,171,483	$876,597	$1,119,454	$2,047,866	$2,091,718
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	132,172	178,253	243,547	191,219	195,426	382,818	359,625
Selling, general and administrative	129,456	152,111	194,601	151,838	132,944	300,646	248,950
Depreciation and amortization	400,485	457,372	573,513	426,266	505,201	866,758	859,274
IS-10-01 termination costs	(3,000)	—	—	—	—	—	—
Impairment of asset value (3)	—	84,380	69,227	69,227	48,974	69,227	48,974
Restructuring and transaction costs	(837)	6,640	263	263	19,902	4,557	195,980
(Gain) loss on undesignated interest rate swap	—	—	—	—	14,328	(6,611)	(15,728)

Total operating expenses	658,276	878,756	1,081,151	838,813	916,775	1,617,395	1,697,075

Operating income from continuing operations	287,842	165,150	90,332	37,784	202,679	430,471	394,643
Interest expense, net	97,030	138,869	380,497	277,225	477,418	1,030,981	990,843
Other income (expense), net	18,556	(2,384)	(7,947)	(2,912)	(18,704)	(3,898)	(23,893)

Income (loss) from continuing operations before income taxes	209,368	23,897	(298,112)	(242,353)	(293,443)	(604,408)	(620,093)
Provision (benefit) for income taxes	26,129	18,647	27,172	17,217	11,916	(39,668)	(31,330)

Income (loss) from continuing operations	183,239	5,250	(325,284)	(259,570)	(305,359)	(564,740)	(588,763)
Loss from discontinued operations, net of tax and minority interest	(2,120)	(43,929)	—	—	—	—	—

Net Income (loss)	$181,119	$(38,679)	$(325,284)	$(259,570)	$(305,359)	$(564,740)	$(588,763)

Consolidated Cash Flow Data:
Net cash provided by operating activities	$601,209	$659,117	$505,012	$331,683	$310,159
Net cash used in investing activities	(966,525)	(654,444)	(75,187)	(58,227)	(3,264,200)
Net cash provided by (used in) financing activities	955,820	(415,829)	(216,873)	(12,542)	3,090,945

	Years ended December 31,			Nine Months Ended September 30, 2006	Pro Forma Year Ended December 31, 2005	Pro Forma Twelve Months Ended September 30, 2006 (2)
	2003	2004	2005 (1)
	(dollars in thousands)
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$576,793	$141,320	$360,070	$497,017
Satellites and other property and equipment, net	3,262,870	3,637,357	3,327,341	4,802,867
Total assets	5,097,304	4,794,256	5,294,444	12,465,474

Intelsat, Ltd. Other Data:
Capital expenditures	$202,781	$288,589	$133,507	$111,679
Backlog (at period end)	$3,558,227	$3,964,700	$3,828,688	$7,954,618
Number of satellites (at period end)	23	27	28	51

Intelsat Bermuda Pro Forma Data (balance sheet data at period end):
Intelsat Bermuda Adjusted EBITDA (4)					$1,588,136	$1,646,977
Debt (principal amount) (5)						9,730,556
Net Debt (6)						9,282,584
Cash Interest Expense (7)						835,247
Ratio of Debt to Intelsat Bermuda Adjusted EBITDA						5.9	x
Ratio of Net Debt to Intelsat Bermuda Adjusted EBITDA						5.6	x
Ratio of Intelsat Bermuda Adjusted EBITDA to Cash Interest Expense						2.0	x

Intelsat Sub Holdco Pro Forma Data (balance sheet data at period end):
Intelsat Sub Holdco Adjusted EBITDA (4)					$898,127	$938,815
Debt (principal amount) (8)						3,687,414
Net Debt (6)(8)						3,364,312
Cash Interest Expense (7)						159,080
Ratio of Debt to Intelsat Sub Holdco Adjusted EBITDA						3.9	x
Ratio of Net Debt to Intelsat Sub Holdco Adjusted EBITDA						3.6	x
Ratio of Intelsat Sub Holdco Adjusted EBITDA to Cash Interest Expense						5.9	x

Intelsat, Ltd. Pro Forma Data (balance sheet data at period end):
Cash and cash equivalents						$453,095
Total assets						12,428,048
Debt (principal amount) (9)						11,430,556
Net Debt (6)						10,977,461
Cash Interest Expense (7)						947,497

(1)	We have combined the 2005 Predecessor Entity and Successor Entity periods into a combined period from January 1, 2005 through December 31, 2005 and a combined period from January 1, 2005 through September 30, 2005 as we believe this combination is more useful to explain our results of operations. This combination is not a U.S. GAAP presentation, has not been audited on a combined basis, and it is provided to enhance the reader’s understanding of our results of operations for the period presented.
(2)	For Consolidated Statement of Operations Data, amounts have been calculated by subtracting the pro forma data for the nine months ended September 30, 2005 from the pro forma data for the year ended December 31, 2005 and then adding the pro forma data for the nine months ended September 30, 2006. For Consolidated Balance Sheet Data, refer to unaudited condensed consolidated balance sheet as of September 30, 2006. Refer to “Unaudited Pro Forma Condensed Consolidated Financial Information” for this pro forma data. Capital expenditures represent the sum of the historical amounts for Intelsat, Ltd. and PanAmSat Holdco.
(3)	Impairment of asset value in 2004 relates to the non-cash impairment charge recorded in 2004 to write down the value of Prior Intelsat’s G-27 satellite to its fair value after a partial loss of the satellite. The non-cash impairment charge in 2005 relates to the write-off of Prior Intelsat’s IS-804 satellite following its in-orbit failure during January 2005. The non-cash impairment charge in the third quarter of 2006 relates to the write-down in value of the IS-802 satellite to its fair value after a partial loss of the satellite.
(4)	Intelsat Bermuda Adjusted EBITDA is calculated based on the term Adjusted EBITDA as defined in the indentures governing the 2006 Intelsat Bermuda Notes and the notes being offered by Intelsat Bermuda. Intelsat Bermuda Adjusted EBITDA consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under these indentures. Intelsat Bermuda Adjusted EBITDA is a material component of certain ratios used in the indentures governing the 2006 Intelsat Bermuda Notes and the notes being offered by Intelsat Bermuda, such as the debt to Intelsat Bermuda Adjusted EBITDA ratio and the secured indebtedness leverage ratio.

Sub Holdco Adjusted EBITDA is calculated based on the term Consolidated EBITDA, as defined in the New Sub Holdco Credit Agreement establishing its senior secured credit facilities. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the New Sub Holdco Credit Agreement. Sub Holdco Adjusted EBITDA is a material component of certain ratios used in the New Sub Holdco Credit Agreement, such as the secured net debt leverage ratio and the total leverage ratio.

Intelsat Bermuda Adjusted EBITDA and Intelsat Sub Holdco Adjusted EBITDA are presented on a pro forma basis as if the Transactions and the Refinancings had occurred as of January 1, 2005.

We believe some investors may use Intelsat Bermuda Adjusted EBITDA to evaluate our liquidity and our financial condition. Intelsat Bermuda Adjusted EBITDA and Intelsat Sub Holdco Adjusted EBITDA are not measures of financial performance under U.S. GAAP, and Intelsat Bermuda Adjusted EBITDA and Intelsat Sub Holdco Adjusted EBITDA may not be comparable with similarly titled measures of other companies. You should not consider Intelsat Bermuda Adjusted EBITDA or Intelsat Sub Holdco Adjusted EBITDA as an alternative to operating or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

EBITDA consists of net income (loss) before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the FSS sector, and we present our EBITDA to enhance your understanding of our operating performance. We use our EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

Set forth below is a reconciliation of net loss to EBITDA for Intelsat, Ltd. for the pro forma year ended December 31, 2005 and the pro forma twelve months ended September 30, 2006. We have further reconciled Intelsat, Ltd. EBITDA to Intelsat Bermuda Adjusted EBITDA and then to Intelsat Sub Holdco Adjusted EBITDA for such periods.

	Pro Forma Year Ended December 31, 2005	Pro Forma Twelve Months Ended September 30, 2006
	(unaudited)

	(dollars in thousands)

Net loss	$(564,740)	$(588,763)
Add (Subtract):
Interest expense, net	1,030,981	990,843
Provision (benefit) for income taxes	(39,668)	(31,330)
Depreciation and amortization	866,758	859,274

EBITDA (Intelsat, Ltd.)	$1,293,331	$1,230,024

EBITDA (Intelsat, Ltd.)	$1,293,331	$1,230,024
Add (Subtract):
Parent and intercompany expenses, net (a)	23,050	18,618
Acquisition/transaction related expenses (b)	86,150	28,526
Restructuring costs (c)	4,557	196,030
Compensation and benefit adjustments (d)	13,598	5,837
Satellite impairment charges (e)	69,227	48,974
Loss on investments (f)	12,315	32,308
Gain on undesignated interest rate swap (g)	(6,611)	(15,728)
Cost savings from PanAmSat Acquisition Transactions (h)	92,000	92,000
Other non-recurring and non-cash items (i)	14,882	25,893
Satellite performance incentives (j)	(14,363)	(15,505)

Intelsat Bermuda Adjusted EBITDA	$1,588,136	$1,646,977

Intelsat Bermuda Adjusted EBITDA	$1,588,136	$1,646,977
Add (Subtract):
PanAmSat Opco Adjusted EBITDA (k)	(694,395)	(717,475)
Parent and intercompany expenses, net (l)	7,615	39,077
Acquisition/transaction related expenses (m)	(5,079)	(34,761)
Other non-recurring and non-cash items (n)	(1,440)	(1,181)
Satellite performance incentives (j)	3,290	6,178

Intelsat Sub Holdco Adjusted EBITDA	$898,127	$938,815

(a)	Represents expenses incurred by Intelsat, Ltd. for employee salaries and benefits, office operating costs and other expenses.
(b)	Represents expenses incurred in connection with acquisition and transaction activities, consisting of retention bonuses paid to key employees and legal and other professional fees, including the monitoring, advisory and consulting fees paid to the Sponsors and their designated entities pursuant to a monitoring fee agreement. Adjustment also includes expenses incurred by PanAmSat Holdco, including payments to PanAmSat Holdco’s prior sponsors, costs associated with PanAmSat Holdco’s initial public offering and other non-capitalizable transaction-related costs.
(c)	Represents expenses incurred in connection with the integration of operations of Prior Intelsat and PanAmSat. Adjustments also include expenses incurred by PanAmSat Holdco related to restructuring charges representing leasehold termination costs and other facility closure costs.
(d)	Amount reflects expenses incurred relating to equity compensation plans, and the non-cash portion of expenses relating to a defined benefit pension plan and other post-retirement benefits.
(e)	Represents the non-cash write off of the net book value of Prior Intelsat’s IS-804 satellite due to its failure in the first quarter 2005 and the non-cash impairment recorded in 2006 to write-down to fair value the IS-802 satellite due to its anomaly in September 2006.

(f)	Represents Prior Intelsat’s non-cash losses incurred under the equity method of accounting relating to the investment in WildBlue Communications, Inc., and PanAmSat Opco’s non-cash impairment loss in relation to an investment accounted for under the cost method.
(g)	Amount represents the gain on undesignated interest rate swap relating to changes in the fair value of the interest rate swap derivatives.
(h)	Represents estimated annual net cost savings resulting from the PanAmSat Acquisition Transactions. We expect that these cost savings will be implemented and realized in the near to medium term following the consummation of the PanAmSat Acquisition Transactions. These estimated cost savings primarily relate to the removal of duplicative expenses associated with corporate functions and operating costs including salaries and benefits, insurance costs and other items. We expect one-time expenditures of approximately $180.0 million in connection with achieving these cost savings.
(i)	Includes expenses incurred including other non-recurring gains and losses related to non-cash stock compensation expense, expenses for management advisory services from its prior sponsors, gains and losses on fixed asset disposals, non-cash lease expense for Horizons 1 satellite and other non-recurring items.
(j)	Amount represents imputed interest associated with satellite performance incentives required to be excluded from interest expense for the calculation of Intelsat Bermuda Adjusted EBITDA as defined under the terms of the Intelsat Bermuda Indentures, but permitted to be included as part of interest expense for the calculation of Sub Holdco Adjusted EBITDA as defined under the terms of the New Sub Holdco Credit Agreement.
(k)	Represents PanAmSat Opco Adjusted EBITDA, which needs to be excluded in reconciling Intelsat Bermuda Adjusted EBITDA to Intelsat Sub Holdco Adjusted EBITDA. Consistent with the definition of Intelsat Bermuda Adjusted EBITDA and Intelsat Sub Holdco Adjusted EBITDA, PanAmSat Opco Adjusted EBITDA is presented on a pro forma basis as if the Transactions and the Refinancings had occurred as of January 1, 2005. For the pro forma twelve months ended September 30, 2006, this amount includes approximately $97.2 million of costs associated with the cash settlement of options and deferred stock units and $45.1 million of severance and related costs both incurred by PanAmSat Opco in the predecessor period, July 1, 2006, and $47.8 million of estimated net cost savings expected for PanAmSat Opco as part of cost savings in the amounts referred to in footnote (g) above.
(l)	Represents expenses of PanAmSat Holdco and Intelsat Bermuda.
(m)	Represents expenses incurred by PanAmSat Holdco in connection with the acquisition and transaction activities previously included in the amounts referred to in footnote (b) above.
(n)	Represents other non-recurring and non-cash expenses incurred by PanAmSat Holdco previously included in the amounts referred to in footnote (h) above.

(5)	Debt (principal amount) for Intelsat Bermuda is calculated as total pro forma debt at September 30, 2006 excluding the unamortized premium of $16.9 million and unamortized bond discount of $13.8 million related to the outstanding debt assumed in the PanAmSat Acquisition Transactions resulting from the application of purchase accounting.

(6)	Represents debt (principal amount) at September 30, 2006 less pro forma cash and cash equivalents.

(7)	Cash interest expense excludes (i) amortization of debt issuance costs, (ii) amortization of the unamortized discount on certain of Intelsat, Ltd.’s and Intelsat Bermuda’s senior notes, (iii) accretion of principal related to the existing Intermediate Holdco discount notes, (iv) the amortization of premium related to the revalued debt assumed in the PanAmSat Acquisition Transaction that results from the application of purchase accounting, and (v) the imputed interest associated with satellite performance incentives.

(8)	Debt (principal amount) for Intelsat Sub Holdco is calculated as total pro forma debt at September 30, 2006. Amount includes $750.0 million of Guaranteed Notes issued by Intelsat Bermuda and the $1.0 billion term loan under the New Intelsat Bermuda Unsecured Credit Agreement, which are or will be guaranteed by Intelsat Sub Holdco and certain of its subsidiaries.

(9)	Debt (principal amount) for Intelsat, Ltd. is calculated as total pro forma debt at September 30, 2006 excluding (i) the remaining unamortized discount of $155.0 million and $13.8 million relating to certain of Intelsat, Ltd.’s and Intelsat Bermuda’s senior notes and (ii) the unamortized premium of $16.9 million relating to the outstanding debt assumed in the PanAmSat Acquisition Transactions resulting from the application of purchase accounting.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated statements of operations for the nine month periods ended September 30, 2006 and 2005, and for the year ended December 31, 2005 and the unaudited pro forma condensed consolidated balance sheet as of September 30, 2006, are based on our historical consolidated financial statements and the historical consolidated financial statements of PanAmSat Holdco, after giving effect to the Refinancings and the Transactions, including the PanAmSat Acquisition Transactions and the Acquisition Transactions, as if they had occurred on January 1, 2005 for purposes of the pro forma condensed consolidated statements of operations and after giving effect to the Refinancings as if they had occurred on September 30, 2006 for purposes of the pro forma condensed consolidated balance sheet.

As a result of the Acquisition Transactions, our financial results for 2005 were separately presented in our consolidated financial statements for the “Predecessor Entity” for the period January 1, 2005 through January 31, 2005 and for the “Successor Entity” for the periods February 1, 2005 through September 30, 2005 and February 1, 2005 through December 31, 2005. We have combined the 2005 Predecessor Entity and Successor Entity periods into a combined period from January 1, 2005 through September 30, 2005 and a combined period from January 1, 2005 through December 31, 2005 in the pro forma consolidated financial information below, as we believe this combination is more useful and provides a more accurate comparison. This combination is not in accordance with U.S. GAAP and it is provided to enhance the reader’s understanding of our pro forma results of operations for the period presented.

The Acquisition Transactions were accounted for by Intelsat Holdings, Ltd. under the purchase method of accounting, whereby the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. Independent appraisers were engaged to assist in our preparation of valuation estimates of certain tangible and intangible assets acquired. The purchase accounting adjustments recorded by Intelsat Holdings, Ltd. have been pushed-down to Prior Intelsat in accordance with SEC Staff Accounting Bulletin No. 54, “Push-Down Basis of Accounting in Financial Statements of Subsidiaries”. The purchase price paid by Intelsat Holdings to acquire Prior Intelsat and related purchase accounting adjustments have been “pushed down” and recorded in Prior Intelsat and its subsidiaries’ financial statements. As a result, the purchase price and related costs of the Acquisition Transactions have been allocated based on the estimated fair values of the assets acquired and liabilities assumed.

Pro forma adjustments for the Acquisition Transactions were made to reflect:

•	changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets and amortization expense related to amortizable intangible assets in connection with the Acquisition Transactions,

•	changes in interest expense resulting from fair value adjustments of debt assumed in connection with the Acquisition Transactions,

•	interest expense resulting from the issuance of the $2.6 billion acquisition finance notes, $650.0 million credit facility and the issuance of the $478.7 million of discount notes in February 2005, and

•	accrual of monitoring fees paid to the Sponsors and their designated entities.

The pro forma information presented, for the PanAmSat purchase price allocation, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed in connection with the PanAmSat Acquisition Transactions. These preliminary estimates are based on available information and certain assumptions we consider reasonable and may be revised as additional information becomes available. These preliminary valuation estimates were derived, in part, using the assistance of an independent appraiser and are reflected in the fair values in these unaudited pro forma condensed consolidated financial statements.

The final purchase price allocation for the PanAmSat Acquisition Transactions will be dependent upon the finalization of asset and liability valuations. A final determination of these fair values will include assistance provided by an independent appraiser. These final valuations will be based on the actual net tangible and intangible assets that existed as of the closing date of the PanAmSat Acquisition Transactions. Any final adjustments may change the allocations of purchase price, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a material change to the unaudited pro forma condensed consolidated financial statements.

Pro forma adjustments for the PanAmSat Acquisition Transactions were made to reflect:

•	changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets and amortization expense related to amortizable intangible assets in connection with the PanAmSat Acquisition Transactions,

•	adjustment of the accounting for sales-type leases to be acquired to record them as service agreements,

•	issuance of and interest expense resulting from the debt assumed and incurred in connection with the PanAmSat Acquisition Transactions,

•	changes in the interest rates on term loans which were amended and restated in connection with the PanAmSat Acquisition Transactions,

•	the purchase of PanAmSat Holdco’s 10 3/8% discount notes as outlined in the Tender Offer at a $10.3 million premium and removal of the related interest expense incurred on the 10 3/8% discount notes,

•	other impacts from the PanAmSat Acquisition Transactions, such as elimination of intercompany revenues/expenses, and

•	income tax effects related to the pro forma adjustments.

For the period ending September 30, 2006, the historical financial statements of Intelsat, Ltd. include the operating results of PanAmSat from July 1, 2006. Accordingly, adjustments to the pro forma statements of operations reflect the effect of these items on the periods prior to July 1, 2006. Although the effective date of the PanAmSat Acquisition Transactions was July 3, 2006, due to the immateriality of the results of operations for the period from July 1, 2006 and July 3, 2006, we have accounted for the PanAmSat Acquisition Transactions as if they had occurred on July 1, 2006.

PanAmSat Holdco’s results for the year ended December 31, 2005 include approximately $56.0 million of debt extinguishment costs related to the premium paid for the early redemption of a portion of its 9% senior notes, and associated debt issuance costs written-off related to the early redemption and other voluntary term loan prepayments. No pro forma adjustments have been made for these non-recurring costs.

Pro forma adjustments for the Refinancings were made to reflect:

•	the issuance of the notes and the use of the proceeds thereof to repay Intelsat Bermuda’s $600.0 million Senior Unsecured Bridge Loan,

•	a term loan borrowing by Intelsat Bermuda under the New Intelsat Bermuda Unsecured Credit Agreement and the use of the net proceeds thereof, plus cash on hand, to redeem Intelsat Sub Holdco’s outstanding $1.0 billion Floating Rate Senior Notes due 2012,

•	the write-off of financing costs associated with the debt that was refinanced, and

•	the use of cash on hand to pay financing and transaction costs associated with the Refinancings, including a one-time $10.0 million call premium on the $1.0 billion Floating Rate Senior Notes due 2012.

Additionally, adjustments to reflect the net change in the interest expense and amortization of new deferred finance charges as a result of the Refinancings have been included in the pro forma statements.

We do not anticipate any tax effects resulting from the Refinancings since all of the new borrowings and the debt to be repaid are held by companies organized in Bermuda.

The unaudited pro forma condensed consolidated financial information is being furnished solely for informational purposes and is not intended to represent or be indicative of the consolidated results of operations that we would have reported had these transactions been completed for the periods presented, nor is it necessarily indicative of future results.

Intelsat, Ltd.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the nine months ended September 30, 2006

(in thousands)

	Historical		Pro Forma				Intelsat, Ltd. Total Pro Forma
	For the nine months ended September 30, 2006 Intelsat, Ltd.	For the period from January 1, 2006 through July 1, 2006 PanAmSat Holdco	PanAmSat Acquisition Transaction Adjustments		Refinancing Adjustments
Revenue	$1,119,454	$442,759	$2,083	(1)(2)(3)	$—		$1,564,296

Operating expenses:
Direct costs of revenue	195,426	70,977	(2,285	)(2)	—		264,118
Cost of outright sales and sales-type leases	—	(1,943)	1,943	(1)	—		—
Selling, general and administrative	132,944	39,333	4,603	(4)	—		176,880
Depreciation and amortization	505,201	138,655	(3,840	)(7)	—		640,016
Impairment of assets	48,974	—	—		—		48,974
Restructuring and transaction costs	19,902	175,758	—		—		195,660
Loss (gain) on undesignated interest rate swap	14,328	(23,140)	—		—		(8,812)

Total operating expenses	916,775	399,640	421		—		1,316,836

Operating income	202,679	43,119	1,662		—		247,460
Interest expense, net	477,418	122,574	171,584	(8)	(21,023	)(9)	750,553
Other income (expense), net	(18,704)	(2,679)	—		—		(21,383)

Loss before income taxes	(293,443)	(82,134)	(169,922)		21,023		(524,476)
Provision (benefit) for income taxes	11,916	(591)	(28,340	)(10)	—		(17,015)

Net loss	$(305,359)	$(81,543)	$(141,582)		$21,023		$(507,461)

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Intelsat, Ltd.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the nine months ended September 30, 2005

(in thousands)

				Pro Forma after Acquisition Adjustments (Excluding PanAmSat Acquisition Transactions)	Historical	Pro Forma
	Combined Historical	Pro Forma Acquisition Adjustments				PanAmSat Acquisition Transaction Adjustments		Refinancing Adjustments		Intelsat, Ltd. Total Pro Forma
	Intelsat, Ltd.				PanAmSat Holdco
Revenue	$876,597	$—		$876,597	$631,778	$12,069	(1)(2)(3)	$—		$1,520,444

Operating expenses:
Direct costs of revenue	191,219	—		191,219	99,811	(3,719	)(2)	—		287,311
Cost of outright sales and sales-type leases	—	—		—	(4,303)	4,303	(1)	—		—
Selling, general and administrative	151,838	1,088	(4)	152,926	69,442	6,208	(4)	—		228,576
Depreciation and amortization	426,266	8,591	(5)	434,857	205,791	6,852	(7)	—		647,500
Impairment of assets	69,227	—		69,227	—	—		—		69,227
Loss on termination of sales-type lease	—	—		—	2,307	(2,307	)(1)	—		—
Restructuring and transaction costs	263	—		263	3,974	—		—		4,237
Loss on undesignated interest rate swap	—	—		—	305	—		—		305

Total operating expenses	838,813	9,679		848,492	377,327	11,337		—		1,237,156

Operating income	37,784	(9,679)		28,105	254,451	732		—		283,288
Interest expense, net	277,225	21,976	(6)	299,201	232,463	259,954	(8)	(927	)(9)	790,691
Other income (expense), net	(2,912)	—		(2,912)	1,524	—		—		(1,388)

Income before income taxes	(242,353)	(31,655)		(274,008)	23,512	(259,222)		927		(508,791)
Provision (benefit) for income taxes	17,217	—		17,217	359	(42,929	)(10)	—		(25,353)

Net income (loss)	$(259,570)	$(31,655)		$(291,225)	$23,153	$(216,293)		$927		$(483,438)

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Intelsat, Ltd.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2005

(in thousands)

						Pro Forma
	Combined Historical	Pro Forma Acquisition Adjustments		Pro Forma after Acquisition Adjustments (Excluding PanAmSat Acquisition Transactions)	Historical	PanAmSat Acquisition Transaction Adjustments		Refinancing Adjustments		Intelsat, Ltd. Total Pro Forma
	Intelsat, Ltd.				PanAmSat Holdco
Revenue	$1,171,483	$—		$1,171,483	$861,003	$15,380	(1)(2)(3)	$—		$2,047,866

Operating expenses:
Direct costs of revenue	243,547	—		243,547	143,870	(4,599	)(2)	—		382,818
Cost of outright sales and sales-type leases	—	—		—	(4,303)	4,303	(1)	—		—
Selling, general and administrative	194,601	1,088	(4)	195,689	97,077	7,880	(4)	—		300,646
Depreciation and amortization	573,513	8,591	(5)	582,104	276,925	7,729	(7)	—		866,758
Impairment of assets	69,227	—		69,227	—	—		—		69,227
Loss on termination of sales-type lease	—	—		—	2,307	(2,307	)(1)	—		—
Restructuring costs	263	—		263	4,294	—		—		4,557
Gain on undesignated interest rate swap	—	—		—	(6,611)	—		—		(6,611)

Total operating expenses	1,081,151	9,679		1,090,830	513,559	13,006		—		1,617,395

Operating income	90,332	(9,679)		80,653	347,444	2,374		—		430,471
Interest expense, net	380,497	21,976	(6)	402,473	289,189	344,265	(8)	(4,946	)(9)	1,030,981
Other income (expense), net	(7,947)	—		(7,947)	4,049	—		—		(3,898)

Income (loss) before income taxes	(298,112)	(31,655)		(329,767)	62,304	(341,891)		4,946		(604,408)
Provision (benefit) for income taxes	27,172	—		27,172	(10,425)	(56,415	)(10)	—		(39,668)

Net income (loss)	$(325,284)	$(31,655)		$(356,939)	$72,729	$(285,476)		$4,946		$(564,740)

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Intelsat, Ltd.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2006

(in thousands)

	Historical	Pro Forma Adjustments		Intelsat, Ltd. Pro Forma
	Intelsat, Ltd.	Refinancings
ASSETS
Current assets:
Cash and cash equivalents	$497,017	$(43,922	)(11)	$453,095
Receivables, net of allowance	295,182	—		295,182
Prepaid expenses and other current assets	31,066	—		31,066
Deferred income taxes	27,708	—		27,708

Total current assets	850,973	(43,922)		807,051

Satellites and other property and equipment, net	4,802,867	—		4,802,867
Amortizable intangible assets, net	816,040	—		816,040
Non-amortizable intangible assets, net	1,680,000	—		1,680,000
Goodwill	3,918,018	—		3,918,018
Investment in affiliate	74,372	—		74,372
Other assets	323,204	6,496	(12)	329,700

Total assets	$12,465,474	$(37,426)		$12,428,048

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$288,121	$—		$288,121
Accrued interest payable	246,221	—		246,221
Current portion of long-term debt	55,777	—		55,777
Deferred satellite performance incentives	21,302	—		21,302
Other current liabilities	59,310	—		59,310

Total current liabilities	670,731	—		670,731

Long-term debt, net of current portion	11,222,915	—		11,222,915
Deferred satellite performance incentives, net of current portion	134,844	—		134,844
Deferred revenue, net of current portion	184,339	—		184,339
Deferred income taxes	479,434	—		479,434
Accrued retirement benefits	106,855	—		106,855
Other long-term liabilities	161,053	—		161,053

Total liabilities	12,960,171	—		12,960,171

Shareholders' deficit:
Ordinary shares	12	—		12
Paid-in capital	26,617	—		26,617
Accumulated deficit	(520,917)	(37,426	)(13)	(558,343)
Accumulated other comprehensive loss	(409)	—		(409)

Total shareholder’s deficit	(494,697)	(37,426)		(532,123)

Total liabilities and shareholder’s deficit	$12,465,474	$(37,426)		$12,428,048

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Intelsat, Ltd.

Notes to Unaudited Pro Forma Condensed Consolidated

Financial Information

(1)	Reflects adjustments of $8.9 million and $20.2 million for the periods prior to July 1, 2006 and the nine months ended September 30, 2005, respectively, and $26.8 million for the year ended December 31, 2005 to conform to our current accounting policies for the treatment of sales-type leases (and the related revenues and costs) acquired in the PanAmSat Acquisition Transactions and to record them as service agreements following the application of purchase accounting.
(2)	Reflects elimination of revenue and direct cost of revenue for intercompany purchases of satellite capacity of $2.3 million and $3.7 million for the periods prior to July 1, 2006 and the nine months ended September 30, 2005, respectively, and $4.6 million for the year ended December 31, 2005.
(3)	Reflects changes in deferred revenue resulting from fair value adjustments to the deferred revenue balance as a result of the PanAmSat Acquisition of $4.5 million and $4.4 million for the periods prior to July 1, 2006 and the nine months ended September 30, 2005, respectively, and $6.8 million for the year ended December 31, 2005.
(4)	Reflects adjustments for the annual monitoring fee to be paid by Intelsat Bermuda to the Sponsors and their designated entities and is calculated as the greater of $6.3 million or 1.25% of pro forma PanAmSat Opco Adjusted EBITDA. The calculation of the monitoring fee is described in “Certain Relationships and Related Transactions—Monitoring Fee Agreement and Transaction Fee.” The pro forma adjustment for the PanAmSat Acquisition Transactions is $4.6 million and $6.2 million for the periods prior to July 1, 2006 and the nine months ended September 30, 2005, respectively, and $7.9 million for the year ended December 31, 2005. This adjustment is net of any monitoring fees paid to previous sponsors.

The adjustment for the Acquisition Transactions is $1.1 million for the nine months ended September 30, 2005 and also for the year ended December 31, 2005.
(5)	Reflects adjustment to depreciation and amortization of $8.6 million for the nine months ended September 30, 2005 and for the year ended December 31, 2005, resulting from the estimated fair value adjustments to the satellites, other property and equipment and amortizable intangible assets as a result of the Acquisition Transactions.
(6)	Reflects incremental interest expense of $16.5 million for the period prior to the Acquisition Transaction, related to the acquisition finance notes in the aggregate principal amount of $2.6 billion bearing interest at an interest rate of 7.97%, the average rate in effect at date of issuance and a $150.0 million term loan facility bearing interest at 4.66%. The adjustment includes amortization of debt issuance costs and is net of additional pro forma capitalized interest of $0.6 million for the nine months ended September 30, 2005 and for the year ended December 31, 2005. Additional interest expense of $2.9 million from amortization of the net discount applied to the face value of Intelsat, Ltd.’s outstanding long-term debt as a result of the application of purchase accounting in connection with the Acquisition Transactions and incremental interest expense of $2.5 million related to the issuance of the discount notes in an aggregate principal amount of $478.7 million at maturity in February 2005 are also included in the pro forma adjustment.

(7)	Reflects adjustment to depreciation and amortization using the straight-line method resulting from estimated fair value adjustments to the satellites, other property and equipment and amortizable intangible assets as a result of the PanAmSat Acquisition Transactions. Useful lives of assets have been adjusted to be consistent with Intelsat’s depreciation policies. Also included is the reduction of amortization related to capitalized customer incentive program costs which were assigned no value in purchase accounting. The reduction in depreciation and amortization related to these assets is $3.8 million for the periods prior to July 1, 2006. For the nine months ended September 30, 2005 there was an increase of $6.9 million and $7.7 million for the year ended December 31, 2005, respectively.
(8)	Reflects incremental interest expense and issuance of acquisition debt totaling $3.5 billion in connection with the PanAmSat Acquisition Transactions, bearing interest at a weighted average interest rate of 10.48%. Additionally, the interest rates on the term loans at both Intelsat and PanAmSat would have resulted in additional interest expense of $5.8 million and $9.0 million for the periods prior to July 1, 2006 and the nine months ended September 30, 2005, respectively, and $12.0 million for the year ended December 31, 2005. The interest expense adjustment assumes amortization of debt issuance costs of $6.9 million and $10.4 million for the periods prior to July 1, 2006 and the nine months ended September 30, 2005, respectively, and $13.8 million for the year ended December 31, 2005. The incremental interest expense is net of additional interest capitalized of $6.2 million and $10.2 million for the periods prior to July 1, 2006 and the nine months ended September 30, 2005, respectively, and $11.7 million for the year ended December 31, 2005. Also included in the interest expense is amortization of premium related to the revalued debt assumed in the PanAmSat Acquisition Transactions. Pro forma amortization for the periods prior to July 1, 2006 and the nine months ended September 30, 2005 is $0.6 million and $1.0 million, respectively, and for the year ended December 31, 2005 is $1.3 million.
(9)	Reflects incremental interest expense in connection with the following Refinancing transactions:

•	Issuance of $600.0 million Floating Rate Senior Notes due 2015. The proceeds of the Floating Rate Senior Notes due 2015 will be used to redeem Intelsat Bermuda’s $600.0 million Senior Unsecured Bridge Loan. The interest expense adjustment assumes amortization of debt issuance costs of $1.3 million for both the nine months ended September 30, 2006 and 2005, and $1.7 million for the year ended December 31, 2005. The incremental interest expense is net of reductions for capitalized interest of $0.1 million for the nine months ended September 30, 2006 and $0.2 million for both the period ended September 30, 2005 and the year ended December 31, 2005. In the event the interest rate on the $600.0 million Floating Rate Senior Notes due 2015 increases or decreases by 0.125%, our annual interest expense would increase or decrease by $0.8 million.

•	Borrowing of a $1.0 billion term loan under the New Intelsat Bermuda Unsecured Credit Agreement. The proceeds from the term loan under the New Intelsat Bermuda Unsecured Credit Agreement will be used to redeem the Floating Rate Senior Notes due 2012. The interest expense adjustment assumes amortization of debt issuance costs of $1.8 million for both the nine months ended September 30, 2006 and 2005, and $2.3 million for the year ended December 31, 2005. The incremental interest expense is net of reductions for capitalized interest of $0.2 million for the nine months ended September 30, 2006 and $0.3 million for both the period ended September 30, 2005 and the year ended December 31, 2005. In the event the interest rate on the $1.0 billion term loan borrowing increases or decreases by 0.125%, our annual interest expense would increase or decrease by $1.3 million.

(10)	Reflects the estimated tax effect of the pro forma adjustments on the historical results of Intelsat. As Intelsat Holding Corporation is a U.S. based corporation, we have utilized an estimated combined federal and state statutory tax rate of 38.5% to compute the estimated tax expense or benefit of the PanAmSat Acquisition Transactions. We have utilized the estimated combined federal and state statutory tax rate to compute pro forma tax provisions at U.S.-based Intelsat entities.

(11)	Reflects the net effect on cash resulting from the proceeds of the Refinancings, the payment of transaction costs related to the Refinancings and the repayment and redemption of the relevant existing debt.

(12)	Reflects net increase in other assets in connection with the following Refinancing transactions:

•	$17.5 million of deferred issuance costs related to the $600.0 million Floating Rate Senior Notes due 2015 replacing $0.2 million of deferred issuance costs related to the repaid $600.0 million Senior Unsecured Bridge Loan.

•	$16.4 million of deferred issuance costs related to the $1.0 billion New Intelsat Bermuda Unsecured Credit Agreement replacing $27.2 million of deferred issuance costs related to the redeemed $1.0 billion Floating Rate Senior Notes due 2012.

(13)	Reflects the net effect on our accumulated deficit for the write-off of the unamortized debt issuance costs related to the repaid and redeemed debt and a one-time call premium fee on the Floating Rate Senior Notes due 2012 totaling 1%.